                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vector Intersect Security Acquisition Corp.

We hereby consent to the use in this Amendment No. 4 to the Registration
Statement on Form S-1 of our report dated August 9, 2006, on the financial statements of Vector Intersect Security Acquisition Corp. (a corporation in the development stage) as of December 31, 2005 and July 31, 2006 and for the period from July 19, 2005 (inception) to December 31, 2005 and for the seven month period ended July 31, 2006 and for the period from July 19, 2005 (inception) to
July 31, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration
Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
September 14, 2006